Exhibit 4.36

MANUFACTURING AND SUPPLY AGREEMENT

ENTERED INTO on the 31st day of July 2023 (“Effective Date”)

BETWEEN:

THERATECHNOLOGIES INC., a company incorporated pursuant to the laws of the Province of Quebec, having its head office and principal place of business at 2015 Peel Street, Suite 1100 in the City of Montreal, Province of Quebec, Canada, H3A 1T8

(hereinafter referred to as “Thera”)

AND:

BACHEM AMERICAS INC., a company incorporated pursuant to the laws of the State of California, having its head office and principal place of business at 3132 Kashiwa Street, in the City of Torrance, State of California, United States of America, 90505

(hereinafter referred to as “Bachem”)

WHEREAS Thera is a biopharmaceutical company which specializes in the research and the development of therapeutic peptides;

WHEREAS Bachem is a company which specializes in the manufacturing of therapeutic peptides;

WHEREAS on November 6, 2001, Peptix Inc., the manufacturing subsidiary of Thera, and Bachem, Inc., entered into a Collaborative Development and Manufacturing Agreement (hereinafter referred to as the “CDMA”) pursuant to which Bachem Inc., jointly with Peptix, developed a large scale manufacturing process for Thera’s proprietary peptide, TH9507 or tesamorelin (hereinafter referred to as the “Active Ingredient”);

WHEREAS on November 29, 2006, Peptix ceased its activities and transferred all of its assets and liabilities, including those pursuant to the CDMA, to Thera, its sole shareholder;

WHEREAS in accordance with the CDMA and subsequently under the Manufacturing and Supply Agreement between Thera, Bachem and Bachem Inc., dated March 11, 2009 (“Initial Manufacturing Agreement”), the initial            Net Lot Manufacturing Process (“Initial             Net Lot Manufacturing Process”) as of the Effective Date is the sole and exclusive property of Thera;

WHEREAS Bachem has advised Thera of the need to change the purification equipment to be used in the             Net Lot Manufacturing Process (as defined below) and Thera has agreed.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

WHEREAS Bachem will perform a process validation study of Active Ingredient for the           Net Lot Manufacturing Process following the change of the purification equipment under the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions In this Agreement, unless the context clearly indicates to the contrary, the following words shall have the meanings set out hereunder:

1.1.1

“          Net Lot Manufacturing Process” shall mean the updated manufacturing process which meets cGMPs and Applicable Laws for the production of nominal           net Lots of Active Ingredient, developed under this Agreement. For the purposes of this Agreement, reference to a Lot of           shall be interpreted to mean the yield of a Lot of           scale which may be less or more than          .

1.1.2	“Active Ingredient” shall mean the growth hormone-releasing factor analogue peptide developed by Thera, tesamorelin acetate, scientifically referred to as .

1.1.3

“Affiliate” shall mean (i) any Person of which fifty percent (50%) or more of the voting stock is owned, directly or indirectly, by the Party or (ii) any Person, which owns, directly or indirectly, fifty percent (50%) or more of the voting stock of a Party, or (iii) any Person under the direct or indirect control of a Person described in (i) or (ii) herein.

1.1.4	“Agreement” shall mean this manufacturing and supply agreement.

1.1.5

“Applicable Laws” shall mean all laws, statutes, ordinances codes, rules, regulations, guidelines and procedures which have been enacted by Regulatory Authorities and are in effect during the Term hereof in each case to the extent applicable to the performance by the Parties of their respective obligations hereunder or otherwise to the subject matter of this Agreement. In the case of Bachem, Applicable Laws shall be limited to the applicable laws valid at Bachem’s manufacturing site.

1.1.6

“Bachem Know-How” shall mean all of the manufacturing information, analytical methods and validation, technical information, know-how and inventions, patentable and nonpatentable, relating to the manufacturing and analytical testing of peptides in general that is owned or developed by Bachem. For the avoidance of doubt, Bachem Know-How does not include any element of the Thera Know-How or Thera Trade Secrets.

1.1.7	“Best Efforts” of a Party shall mean those efforts by that Party similar to the efforts that a commercially minded businessperson, duly balancing risks

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

and rewards in the best interest of the business taken as a whole, would make in similar circumstances for its own operations at that time, it being understood that such Party’s efforts would not in any event require that Party to take each and any action that (a) would be possible (“whatever it takes”), or (b) in such Party’s reasonable opinion would likely result in a breach of any other provision of this Agreement or any other agreement, or (c) in such Party’s reasonable opinion may violate any applicable law, regulation, rule, order, permit, direction or license of any court or governmental authority having appropriate jurisdiction over the Party and subject matter or (d) in such Party’s reasonable opinion would likely be disruptive of any material service conducted at or from any of its facilities.

1.1.8	“Breaching Party” shall have the meaning ascribed thereto in Section 10.2 hereof.

1.1.9

“cGMPs” shall mean current Good Manufacturing Practices, as required for active pharmaceutical ingredients in accordance with the U.S. FDA guidance for industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, as the same may be amended or re-enacted from time to time, and all equivalent guidelines and regulations as promulgated by the Regulatory Authorities.

1.1.10	“Calendar Year” shall mean the period beginning on January 1st of one year and ending on December 31st of that same year.

1.1.11

“Certificate of Analysis and Conformity” shall mean the certificate of analysis confirming the identity, quality and purity of a Lot of Active Ingredient to which it pertains together with the certificate of conformity confirming that the same Lot of Active Ingredient was manufactured, tested, stored and supplied in compliance with the Specifications, applicable cGMPs and Applicable Laws, each such certificate signed by an authorized employee of Bachem.

1.1.12	“Change of Control” shall mean an event or series of events by which:

(a)  any “Person” or “Group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder), is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person or Group shall be deemed to have “Beneficial Ownership” of all securities that such Person or Group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “Option Right”), directly or indirectly, beneficially or of record, of common shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding common shares of Thera (and taking into account all such securities that such Person or Group has the right to acquire pursuant to any Option Right);

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

(b)  any Person or group of Persons who are acting jointly or in concert (as contemplated by the Securities Act (Ontario) and related regulations) shall at any time have the right to acquire, directly or indirectly, beneficially or of record, common shares of Thera having attributed to it more than 30% of the outstanding voting rights represented by all of the issued and outstanding common shares of Thera;

(c)  a majority of the seats (other than vacant seats) on the board of directors of Thera shall at any time be occupied by a Person or group of Persons who are not proposed for election by management of Thera at a meeting of shareholders convened for the election of directors;

(d)  the API or any asset manufactured comprising the API is sold, conveyed, transferred or otherwise disposed of (including by way of license) in any one or series of related transactions, directly or indirectly, to a Person or group of Persons.

1.1.13

“Confidential Information” shall mean all data and information in oral, written, graphic, photographic, electronic, recorded or other form hereafter disclosed by either Party (the “Disclosing Party”) to the other party (the “Recipient”) during the Term of this Agreement, including the Drug Master File, business plans, regulatory and product strategies, the Bachem Know-How, the Thera Know-How and the Thera Trade Secrets, except for (i) information which, at the time of disclosure, is, or thereafter becomes, public knowledge through no breach of this Agreement, (ii) documented information which is rightfully in the Recipient’s possession prior to the date of this Agreement, except with respect to information in possession of one party obtained under a non-disclosure agreement or any other type of agreement containing obligations of confidentiality and entered into between the Parties prior to the date of this Agreement; (iii) information which is disclosed to the Recipient by a Person (other than the Disclosing Party) which is rightfully in possession of same and is not bound by confidentiality provisions, (iv) information which is disclosed with the prior written approval of the Disclosing Party; (v) information which is independently developed by Recipient without benefit of the Confidential Information as evidenced by written records or (vi) information which the Recipient is required under any Applicable Laws or legal process to disclose to any competent judicial or Regulatory Authority; provided, however, that in the event that a disclosure is required under (vi), the Recipient has complied with the terms of Section 7.6. Notwithstanding any of the foregoing, nothing in this Agreement or any other agreement between the Parties shall hinder Bachem to answer questions received from Regulatory Authorities (e.g., during inspections) within the timeline requested by the respective Regulatory Authority.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

1.1.14	“Disclosing Party” shall have the meaning ascribed thereto in Subsection 1.1.13 hereof.

1.1.15

“Drug Master File” shall mean all the documentation detailing information about facilities, processes or articles used in the manufacturing, processing, packaging and storing of the Active Ingredient, including the analytical test methods for the Active Ingredient.

1.1.16	“EMEA” shall mean the European Medicine Evaluation Agency or any successor entity thereto.

1.1.17	“Executed Batch Record” shall mean the record prepared from the approved Master Batch Record, containing complete information relating to the production and control of a Lot.

1.1.18	“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

1.1.19	“Finished Product” shall mean a product based on, or containing, the Active Ingredient and that is approved by a Regulatory Authority.

1.1.20	“Firm Order” shall have the meaning ascribed thereto in Section 3.4.

11.21

“Gram” or “g” shall mean a gram of net peptide content. For the purposes of this definition, net peptide content shall mean the peptide content obtained using the elemental analysis method, or any other method mutually agreed to between the Parties hereto.

1.1.21	“Indemnified Party” shall have the meaning ascribed thereto in Section 9.3 hereof.

1.1.22	“Indemnifying Party” shall have the meaning ascribed thereto in Section 9.3 hereof.

1.1.23	“Liabilities” shall have the meaning ascribed thereto in Section 9.1 hereof.

1.1.24	“Lot” shall mean a specific quantity of Active Ingredient produced pursuant to the Net Lot Manufacturing Process.

1.1.25

“Manufacturing Cost” shall mean the cost of manufacturing the Active Ingredient. It shall be comprised of the following items: cost of raw materials and direct labor costs as well as all general costs related to the manufacturing of the Active Ingredient such as indirect labor, rent, utilities, depreciation and amortization.

1.1.26	“Master Batch Record” shall mean the document containing formulas and manufacturing process for the Active Ingredient.

1.1.27	“Minimum Purchase Obligation” shall have the meaning ascribed thereto in Section 3.2.

1.1.28	“mmole” shall mean millimole.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

1.1.29	“Non-Breaching Party” shall have the meaning ascribed thereto in Section 10.2 hereof.

1.1.30	“Notice” shall have the meaning ascribed thereto in Section 12.1 hereof.

1.1.31	“Permitted Assignee” shall mean a Person to whom this Agreement, together with the Quality Agreement, is assigned by Thera pursuant to Section 15.6.

1.1.32	“Party” or “Parties” shall mean Thera or Bachem individually or collectively as the context requires.

1.1.33

“Person” shall mean an individual, a body corporate, a sole proprietorship, a partnership, a trust, a fund, an association, a syndicate, an organization or other organized group of persons, whether constituted or not as a legal person, or whether incorporated or not, and an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative, and any Regulatory Authority.

1.1.34

“Purchase” shall mean the issuance by Thera of a purchase order for the manufacture of one or more Lots of Active Ingredient, the acceptance thereof by Bachem and the release by Bachem of the Active Ingredient referred to in such purchase order.

1.1.35	“Quality Agreement” shall mean the Quality Agreement attached hereto as Schedule 1.1.35.

1.1.36	“Quarter” shall mean a three-month period starting on the first day of each of January, April, July and October.

1.1.37	“Recipient” shall have the meaning ascribed thereto in Subsection 1.1.13 hereof.

1.1.38

“Regulatory Authorities” shall mean the FDA, Health Canada and the EMEA and any other regulatory authority having jurisdiction over the manufacture, packaging, marketing, sale and distribution of the Active Ingredient.

1.1.39

“Related Party” shall mean any Person who (i) owns or more of the outstanding shares of Thera or (ii) is a subsidiary of Thera or (iii) is the partner of Thera in a strategic alliance or licensing deal to develop and/or commercialize a product containing the Active Ingredient.

1.1.40	“Specifications” shall mean those specifications set forth in Schedule 1.1.40 attached hereto, as may be modified from time to time by mutual agreement of the parties hereto.

1.1.41	“Term” shall mean the term of this Agreement as stipulated in Section 10.1 or any shorter term if terminated prematurely for any reason.

1.1.42

“Thera Know-How” shall mean the manufacturing information, analytical methods and validation, technical information, Master Batch Record, regulatory information, know-how, inventions, patentable and non-

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

patentable relating specifically to the Initial           Net Manufacturing Process and the Active Ingredient. For the avoidance of doubt, Thera Know-How shall exclude (i) information which was at the date of the Initial Manufacturing Agreement, in the public domain or subsequently became such through no breach of the Initial Manufacturing Agreement, and (ii) documented information which was rightfully in Bachem’s possession prior to the CDMA or subsequently independently developed by Bachem.

1.1.43	“Thera Trade Secrets” shall mean the bioassay method developed by Thera together with all ancillary Thera Know-How and process.

1.2	Interpretation This Agreement shall be governed by the following provisions:

1.2.1

Should any provision of this Agreement be null or without effect or deemed unwritten, it or they shall not render the other provisions, terms and conditions hereof invalid as this Agreement is not an indivisible whole.

1.2.2

The Parties acknowledge that each provision of this Agreement was negotiated in good faith, understood and for good and valuable consideration, agreed to by them and that the agreement does not constitute an adhesion contract for it.

1.2.3

The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertions of headings are for convenience of reference only and shall not affect or be utilized in the construction or the interpretation hereof.

1.2.4

Where required herein, the singular shall comprise the plural and vice versa, the masculine shall include the feminine and vice versa while the neuter shall comprise both the masculine and the feminine.

1.2.5	This Agreement shall be governed by and construed in accordance with the laws of the State of New York therein without giving effect to the conflict of law principles thereof.

1.2.6	The schedules annexed to this Agreement are incorporated by reference herein and form a part hereof.

1.2.7	Unless otherwise indicated herein, all references to dollars in this Agreement shall be to United States dollars.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

ARTICLE 2

MANUFACTURING PROCESS VALIDATION FOLLOWING CHANGE OF

THE PURIFICATION EQUIPMENT

2.1	The Parties acknowledge that the Net Lot Manufacturing Process shall be validated following the change of the purification equipment in accordance with the Quotation (as defined below).

2.2

Bachem shall validate the           Net Lot Manufacturing Process following the change of the purification equipment and shall, in cooperation with Thera, and subject to Section 2.4, obtain the approvals of the Regulatory Authorities in relation thereto.

2.3

Bachem shall be responsible for the work as defined in Schedule 2.3 and shall carry out such work at its facilities in Torrance, California in accordance with Quotation number 67949 (the “Quotation”) attached hereto as Schedule 2.3 and the Quality Agreement. Bachem shall commence the aforementioned work upon receipt of a written purchase order by Thera. Thera shall issue such purchase order within             of the Effective Date of this Agreement for           validation lots. The           validation lot set forth in the Quotation is not yet scheduled. For greater certainty, notwithstanding the general terms and conditions referenced in the Quotation, the Quotation shall be governed by the terms of this Agreement.

2.4

Should any work which is not provided for in the Quotation, or which was not ordered by Thera, be required in order to obtain Regulatory Approval for the           Net Lot Manufacturing Process, the Parties shall work together in good faith and Bachem shall use commercially reasonable efforts to proceed with any subsequent requirements, including any subsequent validation lots agreed to in writing by the Parties, in a timely manner. Bachem shall not be responsible to Thera for any refusal or delay in obtaining such Regulatory Approval, after the manufacture of only           validation lots, provided that such refusal or delay is not attributable to the gross negligence of Bachem. The Parties agree that the           validation lot provided for in the Quotation is optional and Thera shall not be obligated to order or purchase the           validation lot. Should Thera decide to order the           validation lot, the cost thereof will be the cost set forth in the Quotation. The cost for any subsequent requirements shall be billed to Thera with additional costs agreed upon between the Parties beforehand in separate quotations and Firm Orders.

ARTICLE 3

MANUFACTURING OF ACTIVE INGREDIENT

3.1

During the Term of this Agreement, Bachem and any Affiliate thereof shall manufacture and sell the Active Ingredient exclusively to Thera and its Permitted Assignees, in accordance with the           Net Lot Manufacturing Process. This

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

exclusivity shall be effective as of the Effective Date and shall continue for the Term, provided that, beginning in the Calendar Year 2025 (beginning on January 1, 2025), Thera must meet its Minimum Purchase Obligations, as that term is defined below. In the event that a           validation lot is required by the FDA, it is understood between the Parties that said validation lot shall be sufficient to meet the Minimum Purchase Obligation for the Calendar Year 2025.

3.2

Subject to the terms and conditions contained herein, Thera shall Purchase from Bachem, during each Calendar Year (beginning in Calendar Year 2025 and ending the last full Calendar Year of the Term), a minimum quantity of           of Active Ingredient (hereinafter the “Minimum Purchase Obligation”). Notwithstanding the foregoing, Thera shall have the right to purchase the Active Ingredient from third party suppliers.

3.3

The price for the Active Ingredient manufactured in           Net Lots shall be based on the prices described in Schedule 3.3 hereto. Thera shall purchase the total quantity of the produced Lot at the price per gram as it is defined in Schedule 3.3. Beginning on the first anniversary of the Effective Date, Bachem shall be permitted to increase the Price set forth in Schedule 3.3           during the Term or any Renewal Term, upon            days written notice to Thera to take into account increases in costs to manufacture the Active Ingredient. In addition, in the event of a change in Specifications or Thera’s increase in Lot quantities forecasted, or the development of manufacturing efficiencies, the Parties shall negotiate, acting reasonably and in good faith, to effect an adjustment of the price set forth in Schedule 3.3.

3.4

From the Effective Date, Thera shall furnish Bachem, on the first day of each Quarter, a            rolling forecast of the quantities of Active Ingredient that Thera intends to Purchase on a monthly basis during a Calendar Year. The quantities indicated in such rolling forecast shall be binding on Thera for the first            and a non-cancellable (except as otherwise stated in this Agreement) purchase order shall accompany the forecast (the “Firm Order”). Should Thera purchase quantities less than forecasted during the binding period, Thera agrees to still pay for the quantities forecasted for such period. The remaining quantities for the following            shall not be binding on Thera and shall be used by Bachem for planning purposes only.

3.5

Thera shall place with Bachem written purchase orders for the Active Ingredient to be delivered hereunder at least            months prior to the delivery date specified in each respective purchase order and shall request receipt confirmation by Bachem of the purchase order within            business days of sending each purchase order. The minimum quantity ordered per purchase order shall be Lot Net           of the Active Ingredient. These purchase orders shall be binding upon Thera provided Bachem accepts such purchase order and confirms in writing a targeted delivery date of the Active Ingredient ordered within            business days after its receipt of a written purchase order, provided that Thera has undertaken

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

reasonable efforts to ensure that Bachem has, in fact, received the purchase order. If Bachem does not confirm in writing the acceptance of a purchase order or does not confirm in writing the targeted delivery date, then the Firm Order shall no longer be binding on Thera and the purchase order shall be deemed not accepted. Any quantity of Active Ingredient purchased from another supplier shall be computed for the purposes of determining Thera’s fulfillment of its Minimum Purchase Obligation; provided however, that only that quantity of the Active Ingredient purchased from another supplier that is less than or equal to the quantity comprising the Firm Order shall be computed for the purposes of determining Thera’s fulfillment of its Minimum Purchase Obligation. Bachem shall use its Best Efforts to accommodate any reasonable requests by Thera to increase the quantity of Active Ingredient being subject to a purchase order accepted by Bachem.

3.6	Bachem shall prepare and maintain a Master Batch Record prior to manufacturing any commercial Lot, as set forth in the Quality Agreement.

3.7

Bachem shall perform, or cause to be performed, sample tests on each Lot of Active Ingredient manufactured pursuant to this Agreement before delivery to Thera. Each test report shall set forth the items tested, Specifications and test results in the Certificate of Analysis and Conformity (as defined in Section 1.1.11) for each Lot. Bachem shall send to Thera, a complete copy of the Executed Master Batch Record for each Lot manufactured as soon as it is available after Bachem’s Quality Assurance review. The Certificates of Analysis and Conformity for each Lot manufactured shall be sent to Thera prior to the delivery of any manufactured Lot. Thera Quality Assurance will make all appropriate Best Efforts to review the Certificates of Analysis and Conformity as soon as possible, but in no event later than            business days of its receipt. If Thera Quality Assurance fails to review and confirm to Bachem the Certificates of Analysis and Conformity within that            business day’s timeline, Bachem shall invoice the balance remaining for the Lot and, upon Thera’s written request, either ship the Lot of Active Ingredient or transfer the Lot of Active Ingredient to customer warehouse, a CMP controlled storage area at Bachem’s facility, until Thera’s review of the Certificate of Analysis and Conformity is complete. A state sales tax shall also be invoiced to Thera if the Active Ingredient remains stored at Bachem’s facility beyond            calendar days from the date Thera receives the Certificate of Analysis. For reasons of clarity, the Parties acknowledge and agree that the timelines for delivery of Active Ingredient indicated in quotations and Firm Orders relate to the date when a Lot is released by Bachem quality assurance and ready for shipment, independent of Thera’s review of manufacturing documents.

3.8

Upon either Party’s discovery that a Lot of Active Ingredient does not conform to the Specifications, or that the release documentation, including the Certificate of Analysis and Conformity and any Executed Batch Record, does not comply with cGMPs or Applicable Laws, or does not contain the quantity of Active Ingredient being subject to a purchase order accepted by Bachem, other than normal weighing variance as per scale precision, the discovering Party will immediately notify the

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

other Party of such failure to meet the Specifications, the cGMPs or the Applicable Laws, or the shortage in quantity, as the case may be, and of the nature of such failure or shortage in detail, including, but not limited to, supplying the other with all investigatory reports, data, and communications, out-of-specification reports and data and the results of all outside laboratory testing and conclusions, if any. In such case, the Parties shall investigate the claims and determine corrective actions, according to the Quality Agreement. Bachem agrees to replace units of Active Ingredient that are confirmed to fail to meet Specifications due to defective manufacture, storage, packaging, labeling or handling of such units by Bachem prior to delivery to Thera pursuant to Section 3.11. For reasons of clarity, Bachem shall not be obliged to replace a Lot of Active Ingredient if the Specifications are met and only the bioassay fails.

3.9

Lots of Active Ingredient shall be ready for delivery once the Quality Assurance Department of Bachem has confirmed that the Lots conform to Specifications and that the manufacturing of the Lots complies with cGMPs and Applicable Laws.

3.10

Bachem shall be responsible for taking quality control stability samples in support of the regulatory filings for the Active Ingredient, testing stability samples on a timely basis, and providing Thera with all reports and data generated therefrom. Upon learning of a stability test failure, Bachem shall notify Thera as set forth in the Quality Agreement. Bachem shall implement a stability program as described in the Quotation. For the avoidance of doubt, any stability testing required will be ordered by Thera, as described in the Quotation and be billed to Thera by Bachem with agreement on pricing reached before initiation of the study.

3.11

Delivery terms shall be              Bachem manufacturing site. For avoidance of doubt,              means that Bachem is responsible for             . Thera assumes                  . Thera shall bear all freight charges and associated duties, taxes and clearance charges, if any.

3.12

Payment shall be made by cheque or by wire transfer to Bachem in accordance with this Section 3.12. The Parties agree that within            days of Bachem’s acceptance of a Purchase Order and issuance of an invoice, Thera shall pay to Bachem an advance payment equal to            of the price for the Lots of Active Ingredient set forth in the accepted Purchase Order (the “Advance Payment”). Final invoices for the balance of            shall be prepared by Bachem in accordance with Section 3.7. The balance shall be paid by Thera within            days following receipt by Thera of each of the Certificate of Analysis and Conformity and an invoice for the Lots of Active Ingredient. Notwithstanding anything to the contrary herein, payment for the validation lots shall be made in accordance with the line items in the Quotation. Each Advance Payment and the balance of            shall be based on the corresponding line items in the Quotation.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

3.13

Bachem represents and warrants that each lot of Active Ingredient manufactured by Bachem and sold to Thera pursuant to this Agreement will meet the Specifications for such Active Ingredient in effect at the time title to such Active Ingredient passes from Bachem to Thera. Subject to Section 5.7, Thera may amend such Specifications from time to time only with the prior written consent of Bachem, which consent shall not be unreasonably withheld.

3.14	Bachem shall ensure that it has sufficient manufacturing capacity to enable Thera to fulfill, in each Calendar Year, Thera’s Minimum Purchase Obligation.

3.15	The Bachem facilities shall be maintained in accordance with cGMPs and Applicable Laws as set forth in the Quality Agreement.

3.16	Bachem represents and warrants that all Active Ingredient will be manufactured and released in conformity with the Net Manufacturing Process, cGMPs and Applicable Laws.

3.17	Bachem makes no other warranties or representations of any other kind, including but not limited to any warranty of merchantability or fitness of the Active Ingredient for any purpose or use.

3.18

Thera shall be responsible for all costs associated with any recalls or market withdrawals, whether voluntary or involuntary, of the Active Ingredient or any Finished Product, provided however that Bachem shall reimburse Thera for all reasonable and documented costs (including, without limitation, replacement costs for recalled or withdrawn Active Ingredient or Finished Product and costs associated with notifying customers, shipment of recalled Active Ingredient or Finished Product from customers and shipment of replacement Active Ingredient or Finished Product to those customers) incurred in connection with any recalls solely caused by (i) the failure of the Active Ingredient to meet Specifications, cGMPs or Applicable Laws, (ii) defective manufacture, storage, handling, labeling or packaging by Bachem, (iii) any breach by Bachem of any representation, warranty or covenant contained in this Agreement, or (iv) the willful misconduct or negligence of Bachem. In the event that fault for the failure which initiates the recall is split between Bachem and Thera, the Parties shall negotiate in good faith to allocate the costs of the recall according to the allocation of fault.

3.19

Bachem shall maintain all manufacturing, packaging, analytical and stability records, all records of shipment, and all validation data relating to the Active Ingredient to the extent and for the time periods required by Applicable Laws with respect to the Active Ingredient.

3.20

Bachem shall, in accordance with the terms of the Quality Agreement, advise Thera if an authorized agent of any Regulatory Authority visits the facilities where the Active Ingredient is being manufactured, to conduct an inspection concerning the

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

Active Ingredient and shall furnish to Thera all material information supplied to, or supplied by, such Regulatory Authority.

3.21

Thera and Bachem shall, pursuant to the terms of the Quality Agreement send and make available, or cause to be sent or made available, to each other, regulatory correspondence directly related to the Active Ingredient or Finished Product (to the extent directly related to the Active Ingredient) or any order, request or directive of any court or Regulatory Authority concerning the withdrawal of Active Ingredient or Finished Product (to the extent directly related to the Active Ingredient), and correspondence bearing on the safety and efficacy of the Active Ingredient or Finished Product (to the extent directly related to the Active Ingredient). Bachem shall cooperate with Thera in the event of any recall or withdrawal of the Active Ingredient or Finished Product and provide such reasonable assistance in connection therewith as Thera may reasonably request. All other regulatory correspondence or order, request or directive of any court or Regulatory Authority which could have a material adverse effect on the manufacture of the Active Ingredient or the Finished Product shall be sent or made available, or cause to be sent or made available, to each other in accordance with the terms of the Quality Agreement.

3.22

Pursuant to a reported complaint and/or adverse drug event, if the nature of the reported complaint and/or adverse drug event requires testing, Bachem will, at Thera’s reasonable request, perform analytical testing of corresponding retention samples, except for the bioassay, and provide the results thereto to Thera as soon as reasonably practicable; provided, however, that Bachem shall be responsible for the reasonable costs of such testing, except for the bioassay test, and reporting to the Regulatory Agency if it is determined that Bachem is responsible for such reported complaint and/or adverse drug event.

3.23

In the event that the sale or manufacture of the Active Ingredient is suspended or halted further to a decision of a Regulatory Authority while a purchase order accepted by Bachem is outstanding, Thera shall have the right to cancel such purchase order. Upon cancellation, Bachem shall not commence the manufacturing of any Lot and shall cease manufacturing any Lot of Active Ingredient. Thera’s only liability shall be to pay to Bachem the Manufacturing Cost incurred by Bachem in relation to the Lots being manufactured which are subject to such cancellation. No Manufacturing Cost shall be payable to Bachem if it is determined that Bachem is responsible for the issuance of such suspension or halt.

3.24

At the end of the Term, Bachem shall immediately terminate production of the Active Ingredient and shall transfer to Thera, at Thera’s expenses, all normal and reasonable inventory of Active Ingredient and all normal and reasonable inventory of raw materials and packaging components on hand that are procured specifically for the Active Ingredient. Thera hereby agrees to accept such transfer and pay for the inventory at the price in effect at that time between the Parties, and the raw materials and packaging components at their acquisition cost, plus any costs

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

associated with testing, storage, handling or delivery to Bachem including, without limitation, freight charges and associated duties, taxes and clearance charges and Bachem shall provide to Thera the original invoices as evidence of the costs.

3.25

During the           Net Lot Manufacturing Process, Bachem shall keep Thera informed of any difficulty, irregularity or problem that may have an adverse effect on the Specifications in accordance with the provisions of the Quality Agreement, and on changes pertaining to the volume of Active Ingredients ordered or the delivery date of the Active Ingredients. If the information communicated by Bachem to Thera relates to:

3.25.1

the failure by Bachem to meet the Specifications for a lot of Active Ingredient, notwithstanding Section 3.2 herein, Thera shall have the right to retain the services of another supplier to manufacture a Lot of Active Ingredient and the quantity of Active Ingredient manufactured by such supplier shall be included as forming part of Thera’s Minimum Purchase Obligation. The right of Thera to retain the services of another supplier shall not be deemed a waiver of its other rights under this Agreement or at law against Bachem and no money shall be owed by Thera to Bachem in connection with the Lot of Active Ingredient that does not meet the Specifications;

3.25.2

the failure by Bachem to meet the volume of Active Ingredient ordered, notwithstanding Section 3.2 herein, Thera shall have the right to retain the services of another supplier to manufacture a Lot of Active Ingredient for the quantity of Active Ingredient that Bachem is unable to deliver and the quantity of Active Ingredient manufactured by such supplier shall be included as forming part of Thera’s Minimum Purchase Obligation. Thera shall only pay Bachem for the Grams delivered. Thera’s rights hereunder shall not be deemed a waiver of its other rights under this Agreement or at law against Bachem;

3.25.3

the failure by Bachem to meet the delivery date of the Active Ingredient, then Thera shall have the right to reschedule a delivery date for the Active Ingredient being subject to a purchase order accepted by Bachem and Thera shall remain liable to Bachem for the payment of the Lot of Active Ingredient upon delivery thereof on the rescheduled delivery date. Furthermore, Thera shall have the right to retain the services of another supplier to manufacture a lot of Active Ingredient and the quantity of Active Ingredient manufactured by such manufacturer shall be included as forming part of Thera’s Minimum Purchase Obligation, provided, however, that Bachem’s failure to meet the delivery date was solely within the control of Bachem. Thera’s rights hereunder shall not be deemed a waiver of its other rights under this Agreement or at law against Bachem.

3.26	The Drug Master File regarding the Manufacturing of the Active Ingredient at Bachem’s facilities shall be the sole and exclusive property of Bachem and shall be

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

deemed Confidential Information. The Drug Master File may not be sold, transferred, assigned or disclosed to a Person unless Thera consents in writing to such sale, transfer, assignment or disclosure. Bachem shall provide Thera with a copy of the applicant’s part of the Drug Master File and, shall file and maintain such Drug Master File with the Regulatory Authorities free of charge, during the Term of this Agreement. Thera agrees to pay the annual fees and maintenance costs associated with the Drug Master File during any              period where    purchases are forecasted. Bachem will authorize the Regulatory Authorities to review the Drug Master File or other pertinent information in support of a product submission filed by Thera, a successor thereof, a partner or a licensee containing the Active Ingredient. Bachem shall respond to regulatory inquiries in compliance with the timelines presented by the Regulatory Authorities.

ARTICLE 4

OWNERSHIP AND LICENSES

4.1

Bachem shall retain and own all title and interest in Bachem’s Know-how and its patents owned by Bachem at the Effective Date (“Bachem Background Intellectual Property”). Thera shall not have a license to and Thera shall not use Bachem’s Background Intellectual Property.

4.2

Thera shall retain and own all title to and interest in Thera’s Know-how, Thera’s Trade Secrets and its patents owned by Thera at the Effective Date (“Thera’s Background Intellectual Property”). During the Term of this Agreement, Thera grants Bachem a royalty-free non-exclusive license to use Thera Know-How for the purposes of this Agreement. Bachem agrees not to use or exploit the Thera Know-How for any other purpose than as set forth in this Agreement. Bachem shall not have the right to grant sublicenses and make any publication in any form of the Thera Know-How without the prior written consent of Thera.

4.3

Any manufacturing improvements or modifications, whether patentable or not, that are newly conceived or reduced to practice in the course of the performance of this Agreement and are not included in either Bachem Background Intellectual Property or Thera’s Background Intellectual Property shall be considered to be “New Intellectual Property.”

4.4

New Intellectual Property shall be assigned to, and Thera shall be the owner of New Intellectual Property if the New Intellectual Property is specific to the Active Ingredient or if based on Thera Know-how or Trade Secrets, whether patentable or not (“Thera New Intellectual Property”). During the Term of this Agreement, Thera herewith grants to Bachem a worldwide, royalty-free, non-exclusive, non-sublicensable, non-transferable license to use the Thera New Intellectual Property solely for the purposes of this Agreement.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

4.5

New Intellectual Property shall be assigned to, and Bachem shall be the owner of any New Intellectual Property if the New Intellectual Property has broad applicability to similar molecules or peptide manufacturing, or is based on Bachem Know-how (“Bachem New Intellectual Property”). Bachem herewith grants to Thera a worldwide, royalty-free, perpetual, irrevocable, non-exclusive license, with the right to grant a sub-license for the Bachem New Intellectual Property, provided however that Thera shall use such licensed Bachem New Intellectual Property solely to the extent necessary to manufacture and release the Active Ingredient or to have the Active Ingredient manufactured and released by a sub-licensee on behalf of Thera.

ARTICLE 5

COVENANTS

5.1	Bachem shall manufacture the Active Ingredient at its facilities in Torrance, California.

5.2

During the Term of this Agreement, the Parties agree not to directly or indirectly solicit, recruit or otherwise seek to induce any employee of the other Party to terminate their employment or violate any agreement with or duty to the other Party.

5.3

Bachem agrees to collaborate with Thera and provide Thera with any documentation necessary in the filing of an investigational new drug application, new drug submission or application with a Regulatory Authority Filings outside of the US, EU or Canada shall be mutually agreed to, and unforeseeable costs should be borne by Thera.

5.4	During the Term of this Agreement, Bachem shall maintain an appropriate inventory system in place and shall, upon Thera’s request, provide an inventory report of the Active Ingredient.

5.5

During the Term of this Agreement and thereafter, for the period required by Applicable Laws during which Bachem shall keep documentation and records relating to the manufacture of the Active Ingredient, upon Thera’s reasonable request, Bachem                                                                                                  in relation to such inventory count and access.

5.6	Bachem shall maintain the Active Ingredient in a cGMP storage area and shall limit the access to the Active Ingredient to its authorized personnel only.

5.7

In the event a Regulatory Authority having jurisdiction in a country where Thera sells or markets a Finished Product requires any change to the           Net Lot Manufacturing Process and/or the Specifications, Bachem shall use commercially reasonable efforts to make the required changes so long as such changes do not

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

conflict with cGMPs. In the event amendments are required to the            Net Lot Manufacturing Processes and/or the Specifications, Thera and Bachem shall agree on appropriate amendments or supplements and shall incorporate or include such amendment or supplement in or as part of the Master Batch Record. In the event that any changes described significantly influence the cost of manufacturing, Bachem and Thera shall negotiate in good faith to adjust pricing. Thera agrees to use reasonable efforts to limit the demand of a Regulatory Authority in connection with any required changes to the            Net Lot Manufacturing Process and /or the Specifications; provided, however, that Thera makes no representation and provides no warranty in connection with such efforts.

5.8

Bachem shall not be entitled to subcontract any of its obligations under this Agreement, except with respect to its purchase of the raw materials to manufacture the Active Ingredient and with respect to its subcontracting of certain analytical services.

5.9

Bachem shall follow the instructions of Thera in connection with the packaging, handling, labeling and shipping of the Active Ingredients to Thera’s designated warehouse(s) as set forth in Schedule 5.9.

ARTICLE 6

QUALITY AUDITING

6.1

Thera, or any other Person designated by Thera subject to the confidentiality provisions of this Agreement or similar provisions of a confidentiality agreement executed with Bachem, shall be allowed to conduct audits of Bachem facilities in accordance with the terms of the Quality Agreement.

6.2

Any dispute of the audit responses relating to the quality systems of Bachem that cannot be resolved by the Parties in accordance with the Quality Agreement will be submitted to arbitration pursuant to the terms of Section 14. Until settlement of a dispute, Thera shall be entitled to have Lots of Active Ingredient manufactured by another supplier without being in breach of any provision of this Agreement. In the event the arbitration ruling is entirely in favour of the Bachem position, the entire quantity of Active Ingredient ordered and delivered by another supplier shall be added to the Minimum Purchase Obligation of Thera hereunder during the Calendar Year in which the ruling was issued if the ruling is issued on or before June 30 and during the following Calendar Year if the ruling is issued after June 30.

ARTICLE 7

CONFIDENTIALITY

7.1	The Parties hereby agree that any Confidential Information provided to the Recipient by the Disclosing Party hereunder shall remain the exclusive property of the Disclosing Party.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

7.2

The Recipient agrees that it will maintain all Confidential Information in strict confidence and that it will not permit the Confidential Information in its possession to be disclosed to any third party or used for any purpose not agreed upon by the Parties.

7.3

Notwithstanding the above, any details relating to the conclusion of this Agreement, including, technical or financial information contained in this Agreement, may only be disclosed by a Party to a third party with the prior written consent of the other Party which shall not be unreasonably withheld.

7.4

The Recipient shall not permit any employee, director, officer, agent, representative or Affiliate to have access to the Confidential Information unless such employee, director, officer, agent, representative or affiliate (a) needs to know the Confidential Information for the purposes of this Agreement, (b) has been informed of the confidential nature of the Confidential Information, and (c) agrees to act in accordance with the terms and conditions set out in this Article.

7.5

The Confidential Information shall not be reproduced in any form without the permission of the Disclosing Party in writing, except as required for the execution of activities agreed upon between the Parties.

7.6

In the event that the Recipient is required under Applicable Laws or a legal process to disclose any of the Confidential Information, the Recipient shall provide the Disclosing Party with prompt notice of any such requirement to allow the Disclosing Party to seek an appropriate protective order and/or waive compliance with the provisions of Section 7.2. The Parties agree that if the Disclosing Party does not obtain a protective order or does not provide the Recipient with a waiver and the Recipient is, nonetheless, compelled to disclose the Confidential information to any competent judicial Authority, or else to be liable for contempt or suffer other penalty, the Recipient may disclose only that portion of the Confidential Information which it is legally required to such tribunal without liability hereunder; provided, however, that Recipient gives the Disclosing Party advance written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practical and, at the Disclosing Party’s request, seek to obtain assurances that it will be granted confidential treatment. Bachem acknowledges that this Agreement will be filed with securities regulatory authorities having jurisdiction over Thera business and affairs including on SEDAR and EDGAR. Prior to such filing, Thera undertakes to submit to Bachem a redacted form of this Agreement. Bachem shall have ten (10) business days to review such redacted version. Failure by Bachem to notify Thera that it desires to make changes to the redacted version within such ten (10) business days shall allow Thera to file such redacted version with such securities regulatory authorities. If Bachem has comments on the proposed redacted version, the Parties shall cooperate to allow Thera to proceed with its regulatory filings.

7.7	Upon termination of this Agreement, in whole or in part, the Recipient shall, upon request, forthwith return to the Disclosing Party all Confidential Information of the

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

Disclosing Party in the possession of the Recipient and execute a certificate attesting the complete return of the Confidential Information, except with respect to one copy which may be retained on file in a secure location for the purposes of compliance with applicable archiving obligations and/or determining obligations related to such Confidential Information. Notwithstanding the foregoing, the Disclosing Party acknowledges that the Recipient may maintain back up of documents held on its computer systems in accordance with its normal IT systems policy.

ARTICLE 8

INSURANCE

Throughout the Term and for a period of             years thereafter, Bachem shall obtain and maintain comprehensive general liability insurance (including broad form general liability, completed operations and products liability, warehousing liability, blanket contractual liability and broad form property damage liability) with limits of not less than          combined single limit for bodily injury and property damage liability per occurrence and          annual aggregate. With respect to all insurance coverage required under this clause: (i) Bachem shall, promptly upon Thera’s request, furnish Thera with certificates of insurance evidencing such insurance; and (ii) all policies shall include provisions for at least thirty (30) days’ prior written notice of any material change or cancellation (whether for non-payment or otherwise).

ARTICLE 9

INDEMNIFICATION

9.1

To the fullest extent permitted by law, and except to the extent Thera is obligated to indemnify Bachem under Section 9.2 herein, Bachem shall indemnify and hold harmless Thera and its Affiliates, and their respective directors, officers, employees, consultants, agents, customers, successors and assigns from and against all suits, claims, losses, demands, liabilities, damages, costs and expenses (collectively, the “Liabilities”) in connection with any claim, charge, suit, demand, action, inspection or proceeding of any kind made or brought by any third party (a “Third Party Claim”), including any Regulatory Authority and any customer or licensee, to the extent that such Liabilities arise from or relate to: (a) Bachem’s failure to follow and execute or to manufacture, handle, test, label, or store the Active Ingredient in accordance with the Quality Agreement or the Specifications, (b) the negligence, recklessness or willful misconduct of Bachem, its employees, suppliers or agents, (c) Bachem’s failure to manufacture the Active Ingredient in accordance with cGMPs, (d) Bachem’s failure to comply with all Applicable Laws, regulatory filings applicable to its performance under this Agreement, or (e) breach by Bachem or its suppliers or agents of any representation, warranty, covenant or agreement made by Bachem contained in the Agreement.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

9.2

To the fullest extent permitted by law, and except to the extent that Bachem is obligated to indemnify Thera under Section 9.1 herein, Thera shall indemnify and hold harmless Bachem and its Affiliates, and their respective directors, officers, employees, consultants, agents, successors and assigns from and against all Liabilities in connection with any Third Party Claim to the extent that such Liabilities arise from or relates to: (a) the use or sale of the Finished Product containing the Active Ingredient (b) breach by Thera, or its agents of any representation, warranty, covenant or agreement made by Thera contained in the Agreement.

9.3

A Party that intends to claim indemnification under this Article 9 (“Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of any Liability in respect of which the Indemnified Party intends to claim such indemnification, and the Indemnifying Party shall have the right to participate in, and, to the extent the Indemnifying Party so desires, to assume the defence thereof with counsel selected by the Indemnifying Party; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceedings or if Indemnifying Party fails to act under this Section 9.3 in a reasonably timely manner. The Indemnifying Party shall not, without the Indemnified Party’s prior consent (such consent not to be unreasonably withheld, delayed or conditioned) enter into any compromise or settlement that involves equitable or other non-monetary relief in respect of any Liability. The Indemnified Party shall not, without the prior consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned) enter into any compromise or settlement or any voluntary consent judgment in respect of any Third Party Claim, and the Indemnified Party shall use reasonable efforts to mitigate losses arising from any Third Party Claim. Each of the Indemnifying Party and Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned. The failure to deliver notice to the Indemnifying Party within a reasonable time after the commencement of any such action shall not relieve the Indemnifying Party from any obligation under this Section 9.3 unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby. The Indemnified Party, its employees and agents, shall at the Indemnifying Party’s expense cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

ARTICLE 10

TERM AND TERMINATION

10.1

This Agreement will begin as of the Effective Date above and shall continue in full force and effect for a period of             years (the “Initial Term”). Upon mutual agreement by both Parties, this Agreement may be extended for one additional             term (the “Renewal Term”) (the Initial Term and the Renewal Term, collectively the “Term”). Either Party’s request to renew shall be provided to the other Party in writing at least             days prior to the termination of the Initial Term.

10.2

In the event of a material breach of any provision of this Agreement, the Party that is not in breach of the Agreement (the “Non-Breaching Party”) shall have the right to terminate this Agreement immediately upon written notice to the Party being in breach (the “Breaching Party”) of the Agreement if the Breaching Party fails to remedy a breach within             days following receipt of a written notice from the Non-Breaching Party specifying the material breach with reasonably sufficient particulars. In the event of termination by Thera in accordance with this Section 10.2, Thera shall have no obligations including for the payment of any Firm Order.

10.3

Either Party may terminate this Agreement on notice to the other Party in the event the other Party becomes the subject of a petition filed for relief under any bankruptcy or insolvency law, which is not dismissed within             days of its filing; any general arrangement with its creditors; any liquidation, termination or cessation of its business.

10.4	Thera shall have the right to terminate this Agreement upon a month prior written notice to Bachem in the event of a Change of Control of Thera.

10.5

Thera shall have the right , without penalty, including for the payment of any Firm Order, to terminate this Agreement upon written notice to Bachem in the event that (i) the             Net Lot Manufacturing Process is not validated, (ii) in the event FDA approval is not obtained for any change to the             Net Lot Manufacturing Process or (iii) a Regulatory Authority causes the withdrawal from the market of the Finished Product, provided that, in the case of (i) and (ii) above, there have been three validation lots produced.

10.6

Except as otherwise expressly provided in this Agreement, termination of this Agreement for any reason, shall not extinguish the unpaid obligations of any Party that accrued prior to the effective date of termination, including all payment obligations subject to a Firm Order. In the event of termination in accordance with Section 10.2., 10.3, and 10.5, Thera shall have the right to                      . The obligations of both Parties with respect to confidentiality under Article 7 hereof shall survive termination of this Agreement for any reason for an indefinite period.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

ARTICLE 11

FORCE MAJEURE

Each of the Parties shall be excused from the performance of its obligations hereunder, in the event that such performance is prevented by force majeure, provided that each of the Parties shall use its Best Efforts to complete such performance by other means. For the purpose of this Agreement, force majeure is defined as follows: causes beyond the control of Thera or Bachem, including but not limited to, acts of God; acts, regulations or laws of any government; war; civil commotion; destruction of production facilities or materials by fire or storm; epidemic, pandemic, and failure of public utilities.

ARTICLE 12

NOTICES

12.1

Any payment, notice or other written communication, including a purchase order, (a “Notice”) required or permitted to be made or given hereunder may be made or given by either Party by email at the address mentioned below; by first-class mail (postage prepaid) or by air courier to the mailing address set out below or to such other respective addresses as either Party shall designate to the other Party, by Notice, provided that such Notice shall be effective only upon receipt thereof. Notices shall be deemed to have been received: (i) if mailed, seven (7) days after being dispatched by mail, postage prepaid; (ii) if sent by air courier, three (3) days after delivery to the air courier company; or (iii) if sent by email, on the day on which such email was sent if such day is a business day for the recipient or on the first business day next following its transmission if the email was sent on a day that is not a business day for the recipient. For the purposes of this Article, in the case of Notices sent to Thera, “business day” shall mean every day of a week, other than Saturdays, Sundays and statutory holidays in the Province of Quebec, from 8:30 am to 5:00 pm (Eastern Time); and, in the case of Notices sent to Bachem, “business day” shall mean every day of a week, other than Saturdays, Sundays and statutory holidays in the State of California, from 8:30 am to 5:00 pm (Pacific Time).

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

12.2	Notices sent to either Party shall be sent to the following address:

If to Thera:	Theratechnologies Inc.
2015 Peel Street, Suite 1100
Montréal, Quebec
Canada, H3A 1T8

Attention: General Counsel and Corporate Secretary
Email:

If to Bachem:	Bachem Americas Inc.
3132 Kashiwa Street
Torrance, California 90505
U.S.A.

Attention: President and COO
Email:

ARTICLE 13

LIMITATIONS OF LIABILITY

Except as required by Applicable Law, each Party’s obligations under Article 7 (Confidentiality) and Article 9 (Indemnification) or due to a Party’s reckless acts or omissions or wilful misconduct, neither Party shall be liable to the other, whether based on contract law; torts or any other area of law, for loss of income, loss of profit, or any indirect or consequential loss, cost or damages arising out of or in any way related to this Agreement or its performance. The maximum total liability of Bachem whether based on contract law, torts or any other area of law shall be

ARTICLE 14

ARBITRATION

Any dispute between the Parties arising under this Agreement, including its interpretation, shall be conclusively settled by the submission of the dispute to arbitration. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) The arbitration shall take place in the English language, in New York County, New York, New York, United States of America before an arbitral tribunal consisting of one arbitrator selected by the Parties pursuant to the rules and procedures of the AAA. The cost of the arbitration, other than attorney’s fees and expenses, shall be shared equally among the Parties and each Party shall pay its own legal fees.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

ARTICLE 15

FINAL PROVISIONS

15.1	This Agreement shall be binding upon and enure to the benefit of the Parties hereto, their successors and permitted assigns.

15.2

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings in connection therewith. It may not be changed nor modified orally, but only by agreement in writing signed by a duly authorized representative of each of the Parties hereto.

15.3

Each of the Parties upon the request of the other shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

15.4	Nothing contained herein shall constitute or create a partnership among, or a joint venture by, all or any of the Parties.

15.5

Neither failure nor delay by either Party to exercise any right or remedy provided in this Agreement or by statute, or law shall operate as a waiver of such right or remedy, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise of any other right or remedy. The rights and remedies set forth in this Agreement are cumulative and enforcement of one right or remedy shall not preclude subsequent enforcement of the same or other rights and remedies provided in this Agreement or at law.

15.6

This Agreement and all rights and obligations hereunder shall not be assigned in whole or in part by either Party to any third party without the prior written consent of the other; provided, however, that Thera shall be entitled to assign this Agreement in whole only without the prior written consent of Bachem to a Related Party or in the event of a Change of Control of Thera and provided further that Bachem shall be entitled to assign this Agreement in whole only without the prior written consent of Thera in connection with the sale of all or substantially all of the entire company. The Party having assigned this Agreement shall be relieved from any obligation hereunder. In the event Thera assigns this Agreement, Thera shall continue to have the right to order from Bachem the manufacture of Active Ingredients pursuant to the prices set forth in Schedule 3.3.

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in two counterparts by their duly authorized representatives as of the day and year first set forth above.

THERATECHNOLOGIES INC.

Per:	/s/ John Leasure
John Leasure
Global Commercial Officer

Per:	/s/ Philippe Dubuc
Philippe Dubuc
Senior Vice President and CFO

Per:	/s/ Paul Levesque
Paul Levesque
President & CEO

BACHEM AMERICAS INC.

Per :	/s/ Anne-Katrin Stoller
NAME: Anne-Kathrin Stoller
TITLE: President & COO

Per :	/s/ Christopher J. McGee
NAME: Christopher J. McGee
TITLE: VP & Head, Global Business Development

Manufacturing and Supply Agreement
between Theratechnologies Inc, and Bachem Americas Inc.

SCHEDULE 1.1.35

QUALITY AGREEMENT

SCHEDULE 1.1.40

SPECIFICATIONS ACTIVE INGREDIENT               LOT

SCHEDULE 2.3

QUOTATION

SCHEDULE 3.3

PRICE FOR             NET LOTS

SCHEDULE 5.9

DESGINATED WAREHOUSE(S)